Exhibit 99.1

KLX ENERGY SERVICES ANNOUNCES SHARE REPURCHASE AUTHORIZATION

WELLINGTON, FL — August 12, 2019 — KLX Energy Services Holdings, Inc. (the “Company”) (NASDAQ:KLXE) announced today that its Board of Directors has authorized a share repurchase program.  The program authorization is for a maximum of $50 million.  The Company expects to complete the intensive capital investment phase of its strategy by the end of fiscal year 2019 and is therefore expecting strong free cash flow in fiscal year 2020.

The Company’s strategy to roll out large diameter coiled tubing spreads to all its Geographical Segments and to pull through its broad range of asset light services in conjunction with the coiled tubing roll out has been working successfully.  The Company, which currently has 8 large diameter coiled tubing spreads in operation, expects to take delivery of 5 additional large diameter coiled tubing spreads by the end of fiscal year 2019.

The Company may repurchase shares on the open market or through privately negotiated transactions at times and prices considered appropriate by the Company, at the discretion of management, and subject to its assessment of alternative uses of capital, stock trading price, general market conditions and other factors. There is no set start or end date for the new share repurchase program and it may be suspended or discontinued at any time.

About KLX Energy Services

KLX Energy Services is a leading U.S. onshore provider of mission critical oilfield services focused on completion, intervention and production activities for the most technically demanding wells. KLX Energy Services’ experienced and technically skilled personnel are supported by a broad portfolio of specialized tools and equipment, including innovative proprietary tools developed by the Company’s in-house R&D team. KLX Energy Services supports its customers on a 24/7 basis from over 40 service facilities located in the major onshore oil and gas producing regions of the United States.

CONTACT:

Michael Perlman

Treasurer and Senior Director, Investor Relations

KLX Energy Services Holdings, Inc.

(561) 273-7148

Michael.Perlman@klxenergy.com